Exhibit (h)(7)(i)

Amendment No. 1

To

ClearSky® State Filing Services Agreement

This Amendment No. 1 To ClearSky® State Filing Services Agreement, dated as of July 15, 2019 ("Amendment No. 1"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNY Mellon") and Sterling Capital Funds (the "Company").

Background

BNY Mellon and the Company entered into the ClearSky® State Filing Services Agreement, dated as of June 1, 2017 ("Original Agreement") and intend that the Original Agreement be amended in accordance with the terms of this Amendment No. 1.

Terms

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.           Modification To Original Agreement. The Original Agreement is modified by deleting the first sentence of Section 13(a) and replacing it in its entirety with the following:

This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until July 15, 2022 (the "Initial Term")."

2.           Remainder of Original Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Original Agreement shall remain in full force and effect.

3.           Governing Law. The governing law provision of the Original Agreement shall be the governing law provision of this Amendment No. 1.

4.           Entire Agreement. This Amendment No. 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.           Facsimile Signatures; Counterparts. This Amendment No. 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 1 or of executed signature pages to this Amendment No. 1 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 1.

6.           Matters Relating to the Investment Company as a Massachusetts Business Trust. The names “Sterling Capital Funds” and “trustees of Sterling Capital Funds” refer respectively to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” entered into in the name or on behalf thereof by any of the officers, trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the officers, trustees, shareholders or representatives of the Investment Company personally, but bind only the assets of the Investment Company, and all persons dealing with any series of shares of the Investment Company must look solely to the assets of the Investment Company belonging to such series for the enforcement of any claims against the Investment Company.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 To ClearSky® State Filing Services Agreement to be executed by their duly authorized officers as of the date first written above.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Wayne D. Weaver

Name:	Wayne D. Weaver

Title:	Managing Director

Sterling Capital Funds On its own behalf and on behalf of each portfolio, each in its individual and separate capacity, and not on behalf of any other portfolio

By:	/s/ Todd M. Miller

Name:	Todd M. Miller

Title:	Treasurer and Secretary